LIMITED POWER OF ATTORNEY FOR
SECTION 16 REPORTING OBLIGATIONS


KNOW
ALL MEN BY THESE PRESENTS, that James F. Daniell Jr. has made, constituted and appointed, and by these presents does make, constitute and appoint
Susan A. Brownie as its true and lawful attorney-in-fact, for its and in its name, place and stead, and for its use and benefit, to do all things and to execute all documents necessary to comply with Section 16 reporting requirements for HealthStream, Inc.

It is my
intention by this
instrument to grant unto said attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever to accomplish the foregoing grant of power as shall be necessary to be done on my behalf as fully to all intents and purposes as I might or could if I was present in person.

This power of
attorney may be revoked by the undersigned only by specific revocation endorsed or written hereon, and until such revocation be endorsed or written hereon, all persons may rely upon this power of attorney as being in full force and effect.

IN WITNESS
THEREOF, I have hereunto set
my hand, the 17th day of January 2006.


James F. Daniell, MD